Exhibit 99.1

EARNINGS RELEASE OF WESCO FINANCIAL CORPORATION FOR THE QUARTER ENDED
MARCH 31, 2003

WESCO FINANCIAL CORPORATION
301 East Colorado Boulevard, Suite 300
Pasadena, California 91101-1901

Contact: Jeffrey L. Jacobson	626/585-6700

FOR IMMEDIATE RELEASE — PASADENA, CALIFORNIA, May 9, 2003

     Unaudited consolidated net income of Wesco Financial Corporation and its subsidiaries for the first quarter of 2003 amounted to $12,504,000 compared with $14,437,000 for the first quarter of 2002. The 2003 figure included $527,000 of realized investment gains. No investment gains or losses were realized in the first quarter of 2002.

     Following is a breakdown of consolidated net income into useful business components. All figures are on an after-tax basis. Per-share amounts are based on 7,119,807 shares outstanding.

	Quarter Ended March 31,

	2003	2002

	Amount	Amount

Wesco-Financial and Kansas Bankers insurance businesses	$14,812,000	$12,558,000
CORT furniture rental business	(3,022,000)	1,754,000
Precision Steel businesses	63,000	(4,000)
Other	124,000	129,000

	11,977,000	14,437,000
Realized investment gains	527,000	—

Consolidated net income	$12,504,000	$14,437,000

Per share	$1.76	$2.03

     The decrease in consolidated earnings resulted mainly from the increasingly detrimental effects of the weak economy on CORT’s furniture rental business, combined with increased operating losses of a subsidiary unit started by CORT in 2001.

     At March 31, 2003 and December 31, 2002, approximately 18% of Wesco’s shareholders’ equity represented after-tax unrealized appreciation in market value of investments. Because unrealized appreciation is recorded based upon current market quotations, gains or losses ultimately realized upon sale of investments could differ substantially from recorded unrealized appreciation.

     Wesco’s Form 10-Q for the quarter ended March 31, 2003 is expected to be filed electronically with the Securities and Exchange Commission on May 15, 2003, and may be accessed through the SEC’s website (www.sec.gov), thereafter. The Form 10-Q will contain additional information regarding Wesco’s results of operations and financial condition.

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